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                                                                    EXHIBIT 10.3

                             DEFINITIVE AGREEMENT
                             --------------------

  This Agreement is made as of January 9, 1998 ("Effective Date"), by and between Gemstar International Group Limited ("Gemstar International"), a corporation organized and existing under the laws of the British Virgin Islands, StarSight Telecast, Inc. ("StarSight"), a corporation organized and existing under the laws of the State of California, USA, having its main place of business at 39650 Liberty Street, 3rd Floor, Fremont, California 94538, and Microsoft Corporation ("Microsoft"), a corporation organized and existing under the laws of the State of Washington, USA, having its main office and place of business at One Microsoft Way, Redmond, Washington 98052-6399, USA, who agree as follows:

                                   Section 1
                                   Recitals

  Gemstar (defined below) is engaged in the manufacture, research and development of data processing products and methods including the provision of schedule and programming information to end users and television broadcast facilities having systems compatible for receiving such information.

  Microsoft develops, manufactures, licenses, sells and supports a wide range of software and hardware products, including data processing products, for personal computers ("PCs"), sub-PCs, computerized appliances, workstations and servers.

  Gemstar International and its subsidiaries, including StarSight, Gemstar Development Corporation, a California corporation, and VCR Index Systems B.V., a Netherlands corporation, and Microsoft have intellectual property rights including certain patents and patent applications, and have the right to grant licenses to the other under such intellectual property rights. The parties expect to continue research and development which will be protected by future intellectual property rights. Each of the parties wishes to be granted licenses under such intellectual property rights of the other party.

  StarSight and Microsoft entered into a definitive agreement effective October 1, 1996 ("StarSight Agreement"). The StarSight Agreement, inter alia, related to EPGs and certain intellectual property rights of StarSight and Microsoft related to EPGs. StarSight subsequent to October 1, 1996 became a wholly owned subsidiary of Gemstar.

  The parties wish to cooperate with respect to their respective development of data processing products and provision of schedule and programming information to end users and television broadcast facilities. Further, the parties wish to share certain revenues and conduct various marketing activities in connection with such products and services.

                                   Section 2
                                  Definitions

When the following terms are used in capitalized form herein, they shall have the following meanings:

  "Additional Patents" means the following U.S. Patents and their counterparts:
[*]; and 5,293,357 (Hallenbeck), in which Gemstar is a licensee having a [*] right to sublicense. With respect tothe Additional Patents, Gemstar acknowledges that it has the [*] to sublicense Microsoft and its Subsidiaries for at least Microsoft Licensed Products in which data is delivered directly to the Microsoft Licensed Product through a [*] delivery mechanism under certain terms and conditions.

  "Advertising Links" means a hypertext link or other mechanism through which advertising is made available to or accessible by user selection. One example of an "Advertising Link" would be an icon which could be selected by a user which activates or causes the display or storage of an advertising message.

  "Advertising Revenue(s)" means [*] Microsoft revenues generated from advertising sold for display in [*] EPG display of any Microsoft EPG Product or Other Microsoft Licensed Product, as well as any [*] paid by an advertiser, data provider or any other party to Microsoft for [*] of an Advertising Link or Data Link or for user selection of an Advertising Link or Data Link in any EPG display of any Microsoft EPG Product or Other Microsoft Licensed Product, as applicable. In the event, all, or a portion of any such advertising and/or Advertising Links are used by Microsoft or provided by Microsoft to one or more third parties (including Microsoft Subsidiaries) for no consideration or for consideration other than cash ("Non-Revenue Producing Advertising Inventory"), then Microsoft shall make available for Gemstar's utilization an amount of inventory of advertising and/or Advertising Links of equal quality in an amount equal to [*] of such Non-Revenue Producing Advertising Inventory. Accordingly, the split of total non-cash inventory represented by the sum of Non-Revenue Producing Advertising Inventory (i.e., the amount used or provided by Microsoft) and the portion provided for Gemstar's use is [*] to Microsoft and [*] to Gemstar. Any revenues Gemstar derives from its use of such inventory shall be Gemstar's and shall not be included in

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Subscription Revenues. For its [*], Gemstar shall be entitled to run scheduled ads and zero priority ads of the same [*] and at the same ratio as run by Microsoft as part of Microsoft's [*]. To the extent Microsoft runs zero priority ads, Gemstar shall provide Microsoft with a sufficient quantity of advertising content to be run as zero priority ads by Microsoft. To the extent Microsoft runs scheduled ads it shall notify Gemstar in a timely manner such that Gemstar will be able to provide Microsoft with its percentage share as scheduled ads to be run by Microsoft in the following calendar quarter.

  "Data Carriage Rights" mean collectively "Data Carriage Rights (non-Service Provider originated)" and "Data Carriage Rights (Service Provider originated)."

  "Data Carriage Rights (non-Service Provider originated)" means a covenant in favor of Gemstar to [*] any EPG Related Data carried in the VBI lines or via any other applicable equivalent data transmission bandwidth (digital or otherwise). If the Server Provider elects to convert between analog and digital signals such conversion shall not adversely affect the data included in the original signal. For the purpose of this definition, digital equivalence shall be determined by reference to [*] bit rates.

  "Data Carriage Rights (Service Provider originated)" means a covenant by the Service Provider to provide Microsoft and/or Gemstar with exclusive access, control and use rights to at least the number of VBI lines specified in Section
5.4.1 or an equivalent bandwidth (digital or otherwise) as of the date each respective Service Provider begins authorized use of a Microsoft EPG Product. The Data Carriage Rights shall be allocated among the parties and operated as provided in Section 5.4.1.

  "Data Link" means a hypertext link or other mechanism contained in the TV listing data which populates any Microsoft EPG Product through which additional services, which may generate Subscription Revenues or Advertising Revenues, can be made available or accessible by user selection. One example of a "Data Link" could be a link to a web site of the channel or program provider or studio supplying a particular show in the listing.

  "Data Loader" means a mechanism for receiving and storing data in a manner which allows it to be displayed in an EPG.

  "Deliverables" shall mean either the Microsoft Deliverables or the Gemstar Deliverables as the context may require.

  "Delivering Party" shall mean Microsoft in the case of the Microsoft Deliverables and Gemstar in the case of the Gemstar Deliverables.

  "Digital Set Top Box" means any limited purpose digital device which is not a Traditional Product or a Personal Computer, a principal design and function of which is the reception of broadcast television programming (whether in digital or analog form), irrespective of the broadcast method (e.g., cable, satellite) on which Microsoft has installed or licensed an Microsoft EPG Product.

  "Direct Broadcast Satellite Product" or "DBS Product" means an integrated receiver/decoder product compatible with a direct broadcast satellite system such as, for example, the DirecTV 101 West direct broadcast satellite network. A DBS Product may be, for example, without limitation a television, a VCR or personal computer having an integrated direct broadcast satellite network receiving function.

  "DirecTV" means DirecTV, Inc. or its successor in interest to its television satellite business.

  "Electronic Program Guide" or "EPG" means any electronic guide which displays or gives selective access to any information.

  "EPG Related Data" means program listing information, advertising information and associated data pertaining to or directly accessed through any EPG related application or capability. The phrase "directly accessed" shall not preclude the first accessed data source or site from having multiple internal data pages or levels which shall be considered EPG Related Data.

  "Gemstar" means Gemstar International Group Limited and all of its Subsidiaries, excluding Norpak. In the event of a grant of intellectual property, a grant by Gemstar means a grant by Gemstar International and a covenant by Gemstar International to cause a grant by its Subsidiaries, and a grant to Gemstar means a grant to Gemstar unless Gemstar directs that such grant be to an identified Subsidiary or Subsidiaries.

  "Gemstar Authorization Codes" means codes which Gemstar uses to electronically send activation, deactivation or other commands or data to individually addressable Gemstar products.

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  "Gemstar Data Loader" means a Data Loader that receives and stores Gemstar data, pursuant to a Gemstar authorization.

  "Gemstar Deliverables" shall mean deliverables identified on Appendix B, attached hereto and incorporated by reference.

  "Gemstar Licensed Product(s)" means any and all EPG products and services of Gemstar or any of its Subsidiaries the primary function of which is to receive with the intent to display and/or display information from a Gemstar data service and a substantial portion of which functionality is to receive with the intent to display and/or display television programming information which products and services, but for this Agreement would directly or indirectly infringe one or more of the valid and enforceable claims of the Microsoft Licensed Patents. For example, personal computer operating systems, Internet/intranet browser programs, general purpose word-processing programs, and spreadsheet programs would not be included in the term "Gemstar Licensed Products."

  "Gemstar Protocol(s)" means data structures, protocols, and similar information established by Gemstar to enable Gemstar products to receive, decode and utilize information broadcast through the Gemstar system.

  "Gemstar Trademarks" means the "Gemstar" and the "Gemstar and Design" trademarks, whether alone or in combination, as illustrated inthe trademark list delivered to Microsoft concurrent with the execution hereof; provided however, that the appearance and/or style of the trademarks may vary from time to time as specified by Gemstar in its sole discretion.

  "Licensed Patents" means, as to each party to this Agreement, the claims covering EPG-related inventions in any and all patents and applications throughout the world including utility, models, design patents, divisionals, reissues, continuations, re-examinations and extensions thereof, issued or issuing on applications entitled to an effective filing date before [*], under which patents or applications therefor such party or any of its Subsidiaries now has or [*] of or within the scope granted herein. The term "Licensed Patents" shall not apply with respect to any claim ("Conditional Claims") of any patent in which either party first obtains rights before, on, or after the Effective Date if a grant of a license or the exercise of rights thereunder would result, [*] or result in the loss of any rights in such patent, by the granting party, except for [*] to Subsidiaries of such granting party, and [*] to third parties for inventions made by said third parties while employed by such granting party to this Agreement. Except for the Additional Patents, Microsoft, Gemstar and StarSight represent that none of the patents or applications in which they currently have rights include Conditional Claims. Notwithstanding the exception provided for Conditional Claims, Gemstar Licensed Patents shall further mean all claims of the Additional Patents, provided, however, that Gemstar's obligation to convey rights in the Additional Patents to Microsoft and its Subsidiaries under this Agreement shall be no greater than the rights Gemstar has in such Additional Patents and shall not apply if any such conveyance would require Gemstar to incur a royalty payment to an unaffiliated party. Licensed Patents shall not include [*] patents.

  "Microsoft Deliverables" shall mean deliverables identified on Appendix A, attached hereto and incorporated by reference and as may be amended from time to time in writing by the mutual agreement of the parties to this Agreement.

  "Microsoft EPG Product" means a Microsoft Licensed Product that includes or incorporates an EPG designed to receive and display TV listings.

  "Microsoft Licensed Product(s)" means any and all products, services and infrastructure of Microsoft or any of its Subsidiaries which products, services and infrastructure, but for this Agreement would directly or indirectly infringe one or more of the valid and enforceable claims of the Gemstar Licensed Patents. The term "Microsoft Licensed Products," however, shall not include Traditional Products.

  "Net Advertising Revenues" means Advertising Revenues less only allowances for uncollectable amounts and bad debts, determined in accordance with generally accepted accounting principles as consistently applied by Microsoft.

  "Net Data Carriage Right Revenues" means Advertising Revenues and other revenues, such as subscription revenues derived by Gemstar from Microsoft products, which are attributable to Gemstar's use of the Data Carriage Rights (Service Provider originated) less only allowances for uncollectable amounts and bad debts, determined in accordance with generally accepted accounting principles as consistently applied by Gemstar.

  "Net Subscription Revenues" means Subscription Revenues less only allowances for uncollectable amounts and bad debts, determined in accordance with generally accepted accounting principles as consistently applied by Gemstar.

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  "Other Microsoft Licensed Products" means Microsoft Licensed Products which are not for a: (w) digital television, as described in Section 11.2, (x) Service Provider Provisioned Digital Set Top Box; (y) Digital Set Top Box; or (z) Personal Computer.

  "Personal Computer" shall mean any multi-purpose computing device which has the capability of supporting word processing, spreadsheet processing and data base processing, and components designed therefor.

  "Potentially Active Units" means units of Microsoft EPG Products that are designed for use with, and distributed as part of systems including television tuners and that have or are estimated to have been placed in the market by Microsoft, which estimate shall be based upon data published or provided by Data Quest.

  "Receiving Party" shall mean Gemstar in the case of the Microsoft Deliverables and Microsoft in the case of the Gemstar Deliverables.

  "Service Provider" means any company or entity which operates a public broadcast system (i.e., system is not similar to an intranet where access is restricted within an organization such as a company or government agency), irrespective of the broadcast method (e.g., cable, satellite), for providing programming services such as television.

  [*] means, with respect to any Digital Set Top Box, one that is directly or indirectly provided by a [*] to an end user via lease, subscription or otherwise whereby title to the Digital Set Top Box does not pass to the end user (i.e., the Digital Set Top Box remains an asset listed on the financial books of the [*] or other entity which provides the Digital Set Top Box to the end user). In the case where title to a Digital Set Top Box is intended to pass to an end user over time, for example as a result of a lease/purchase arrangement with installment payments for an applicable Digital Set Top Box, such Digital Set Top Box shall be deemed to be [*].

  "Subscription Free Data" means local or otherwise geographically appropriate broadcast TV listings data provided by Gemstar to an end user via a Gemstar Data Loader free of any charges to such end user, and additional broadcast TV listings data to the extent that Gemstar offers such additional data to unaffiliated third parties or to Gemstar products for free.

  "Subscription Revenues" means Gemstar revenues generated from (or as a result of) Subscription Free Data services (e.g., advertisements), Data Links, Advertising Links or paid subscribers to the Gemstar EPG subscription service for local or otherwise geographically appropriate broadcast TV listings derived directly from users' use of Microsoft EPG Products. The term "Subscription Revenues" does not include subscription revenues received by Gemstar derived from any non-Microsoft EPG product irrespective of whether such non-Microsoft EPG Product runs on a third party platform or on a Microsoft operating system platform (such as "Windows 95" or its successor products and platforms).

  "Subsidiary" means a corporation, company, or other entity: (i) more than [*] of whose outstanding shares or securities (representing the right to vote for the election of directors or other such managing authority) are, now or hereafter, owned or controlled, directly or indirectly by a party hereto, but such corporation, company, or other entity shall be considered to be a Subsidiary only so long as such ownership or control exists; or (ii) which does not have outstanding shares or securities, as may be the case with a partnership, joint venture, or unincorporated association, but more than [*] of whose ownership interest representing the right to make decisions for such corporation, company, or other entity is, now or hereafter, owned or controlled, directly or indirectly by a party hereto, but such corporation, company, or other entity shall be considered to be a Subsidiary only so long as such ownership or control exists.

  "Trade Secret(s)" means information shared by one party with the other relating to past, present and future research, development and business activities, which information is treated as secret and confidential, and which information derives independent, actual or potential value from not being generally known to other persons by proper means.

  "Traditional Product(s)" means devices of the type and capability generally available in the consumer market as of [*], in the following product categories: television sets, VCRs, TVCRs, and television set top decoder boxes irrespective of whether such products are connected via cable, satellite, telephony, MMDS, etc. and irrespective of whether such products are [*] or distributed by some other means.

  "Transfer(s)" or "Transferred" means (i) deliver(ed) to others (including for export) other than by sale, regardless of the basis of compensation, if any, (e.g., by consignment or by gift) and/or (ii) sell (sold) in combination with other products.

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  "Version" means a particular model or version of a Microsoft Licensed Product.

  "Version Number" means any combination of numbers, letters, and/or words used to identify a particular Version of a Microsoft Licensed Product.

  "Web Server" means a mechanism for distributing, via the Internet, EPG Related Data to Microsoft EPG Product(s) using a Gemstar Data Loader.

                                   Section 3
                     Patent and Trade secret Cross-License

  3.1 Subject to the obligations herein, including without limitation the consideration and payments pursuant to Sections 5 and 6, Gemstar and StarSight hereby grant to Microsoft a worldwide, non-exclusive, non-assignable license under Gemstar's and StarSight's Licensed Patents and, subject without limitation to Section 10.1 and 10.2, Trade Secrets to make, have made, use, lease, sell, offer to sell, otherwise market and import Microsoft Licensed Products.

  3.2 Subject to the obligations herein, including without limitation the consideration and payment pursuant to Sections 5 and 6, Microsoft hereby grants to Gemstar a worldwide, non-exclusive, non-assignable license under Microsoft's Licensed Patents and, subject without limitation to Sections 10.1 and 10.2, Trade Secrets to make, have made, use, lease, sell, offer to sell, otherwise market and import Gemstar Licensed Products.

  3.3 Subject to Section 11, the patent licenses granted under this Section 3 shall not include the right to grant sub-licenses. The right to "have made" shall not be considered a prohibited sub-license.


                                   Section 4
                           Development and Schedules

  4.1 Microsoft shall deliver the Microsoft Deliverables to Gemstar in accordance with schedules referenced in Section 4.5. If the schedule is not specified for a particular Microsoft Deliverable, then such Microsoft Deliverable will be distributed throughout the term of this Agreement as jointly determined by the parties.

  4.2 Microsoft grants to Gemstar the license rights described in Appendix A with respect to the Microsoft Deliverables. The relevant license grants will apply to all Versions (pre-release and final) and components thereof distributed by Microsoft. To the extent any of the license rights set forth in Appendix A are inconsistent with the license rights set forth in this Agreement, then the license rights set forth in this Agreement shall apply.

  4.3 Gemstar shall deliver the Gemstar Deliverables to Microsoft in accordance with schedules referenced in Section 4.5. If the schedule is not specified for a particular Gemstar Deliverable, then such Gemstar Deliverable will be distributed throughout the term of this Agreement as jointly determined by the parties.

  4.4 Gemstar grants to Microsoft the license rights described in Appendix B with respect to the Gemstar Deliverables. The relevant license grants will apply to all Versions (pre-release and final) and components thereof distributed by Gemstar. To the extent any of the license rights set forth in Appendix B are inconsistent with the license rights set forth in this Agreement, then the license rights set forth in this Agreement shall apply.

  4.5 The current schedule for the delivery of the Deliverables is set forth on Appendices A and B and may, from time to time be updated upon agreement of the parties. The schedule and all updates thereto will take into account the availability of the Deliverables and timing of development activities and test deployments. The parties agree to use reasonable efforts to implement the development activities and test deployments in accordance with the agreed upon schedule.

  4.6 In the event hardware is included in the Deliverables, then the following additional terms and conditions shall apply to such hardware. The Delivering Party shall retain title to hardware it delivers at all times. The Receiving Party shall insure and take normal precautions to care for the hardware it receives. The Delivering Party agrees that for the duration of this Agreement it will maintain the hardware it delivers in good working order at its expense. The Delivering Party shall determine in its sole discretion the methods (e.g., repair, replacement) by which it will maintain the hardware it delivers in good working order. The Receiving Party agrees to provide reasonable assistance and access to the hardware it receives to the Delivering Party for this purpose.

  4.7 The Receiving Party may not reverse engineer, and in the case of the software, de-compile, or disassemble the Deliverables it receives.

  4.8 The parties acknowledge the importance of compatibility between Gemstar's data/service and Microsoft EPG Products. Microsoft agrees that it shall not intentionally design its software and/or hardware to

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block out or prevent the reception of Gemstar's data/service. Gemstar shall use reasonable efforts to make its data and security mechanisms compatible with such software and/or hardware. Microsoft agrees that it shall take prompt steps to correct any inadvertent blocking designs upon written notice from Gemstar or upon Microsoft's own discovery of such a problem.

  4.9 The parties acknowledge that changes to the Deliverables will probably need to be made as development on their respective products progresses toward commercial release or as new types of products are developed. Accordingly, the parties agree to review Appendices A and B from time to time and make amendments to this Agreement to reflect such changes.

  4.10 It shall be Microsoft's responsibility to develop a Gemstar Data Loader as necessary for each country at Microsoft's sole cost and expense. Gemstar agrees to provide to Microsoft at no cost up to five hours of telephone support per month during development and all relevant information pertaining to the Gemstar data structure and broadcast protocol. However, should Microsoft request any engineering support from Gemstar, then Microsoft agrees it shall reimburse Gemstar for all non-recurring engineering ("NRE") charges, at a rate of not less than one-hundred and fifty (US $150) per hour, which are related to the development of Gemstar Data Loaders for use in and or in conjunction with a Microsoft EPG Product. Microsoft shall also reimburse Gemstar for any material costs and other related costs associated with such engineering.

  4.11  Gemstar shall invoice Microsoft for costs and/or expenses set forth in
Section 4.10 as soon as reasonably practical after such costs and/or expenses are incurred. Microsoft agrees to remit payment within thirty (30) days of receipt of invoice. All such payments shall be in accordance with Section 6.

                                   Section 5
                           Marketing And Data Loaders

  5.1  Inclusion of Gemstar Data Loader

  5.1.1 Microsoft, as partial consideration for the licenses and rights granted to it herein, agrees that all Microsoft EPG Products shall conform to each of the following:

          (a) Subject to Gemstar meeting the requirements of Section 4, Microsoft shall deliver the applicable Gemstar Data Loader with all Microsoft EPG Products irrespective of whether the Gemstar data service is available.

          (b) Microsoft shall not deliver as part of the Microsoft EPG Product any other Data Loader for a service that provides broadcast TV listings except in the case of a Service Provider Provisioned Digital Set Top Box that contains either a Data Loader with no Data Links or one with Data Links that has been authorized by Microsoft pursuant to the requirements of Section 5.1.1(c).

          (c) Microsoft shall not permit (via licensing restrictions and potentially through technical restrictions) any Data Loader other than the Gemstar Data Loader to contain Data Links which have not been approved in writing by Microsoft. Approval of a Data Loader containing Data Links shall be based on Microsoft's rate card. Revenue obtained by such approval shall be included in Microsoft Advertising Revenues.

  5.1.2 Notwithstanding the provisions of Section 5.1.1(b), in the event the Gemstar TV listings data service is [*] available in a [*] at the time a Version of a Microsoft EPG Product is introduced in such [*], then [*] shall not apply to such Version. The Microsoft EPG Product, however, shall still [*] a Gemstar Data Loader, except as provided below, so that if and when the Gemstar data service becomes available in such [*] it may be used with the Microsoft EPG Product. Microsoft, prior to the introduction of a new Version [*] required to include the Gemstar Data Loader in circumstances where it is [*] the Gemstar data service will be available or technology to develop a Gemstar data loader is not made available to Microsoft at [*], based upon written confirmation to that effect by Gemstar, in a particular geographic area prior to the release of the particular Version of a Microsoft EPG Product or when, by the nature of the hardware on which the Microsoft EPG Product is loaded, [*]. Microsoft shall provide Gemstar with a schedule of introduction and new releases into the various [*] no later than [*] prior to the first such introduction, and provide relevant information relating to the new version. Gemstar shall respond within [*] days of such notice whether or not Gemstar has decided to support the introduction or the particular release. Microsoft may proceed absent written confirmation from Gemstar. Microsoft will also promptly introduce a new Version of the Microsoft EPG Product which complies with the requirements of Sections 5.1.1(a) and (b), by [*] the other Data Loader in such new Version unless such omission is [*] when the Gemstar data service becomes available in such [*]. Notwithstanding the foregoing, Microsoft may not enter into an agreement with a Data Loader supplier which provides for [*]

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[*]

  5.2  Marketing Requirements

  5.2.1 Microsoft, as partial consideration for the licenses and rights granted to it herein, agrees that all Microsoft EPG Products shall conform to each of the following:

         (a) If [*], Microsoft shall prominently display the Gemstar logo in all Microsoft EPG Products (including, to the extent applicable, Windows 95 and/or successor products):

             (i) on the main EPG display and customized variations of such screen such as personalized variations for different household members and on the first screen of each TV listing display, if different; and
             (ii) with reference to the offer of the trial period described in
                  Section 5.6.2.

         (b) The Gemstar logo will be the only logo for a TV listings service shown on the EPG display of any Microsoft EPG Product which actively uses the Gemstar Data Loader; provided however, this restriction shall not prohibit Microsoft from including logos of companies which are [*] of Gemstar (e.g., a Service Provider logo).

         (c) Microsoft shall give credit to Gemstar in an "about box" or equivalent screen, in all Microsoft EPG Products including those products identified in Sections 5.1.2. An example of such language is:

             "Gemstar Logo" Features of this product are licensed from Gemstar International Group Limited.

         (d) If [*], Microsoft shall prominently display the Gemstar logo on the front of any Digital Set Top Box hardware product made by or for Microsoft that includes a Microsoft EPG Product and on the face of any accompanying Microsoft remote control device. Microsoft shall require the Gemstar logo to be similarly displayed on any Digital Set Top Box hardware product and accompanying remote control device made by an original equipment manufacturer which has been licensed to ship with a Microsoft EPG Product.

         (e) If [*], Microsoft shall make commercially reasonable use of the Gemstar Trademarks (both the word and design marks) in connection with the marketing or advertising of the EPG functionality of a Microsoft EPG Product, provided the Gemstar EPG service is available for use in connection with such Microsoft EPG Product in the applicable geographic area. Microsoft shall not incorporate into any Microsoft EPG Product the logo or trademark of any competing (i.e., non-Gemstar) EPG service for TV listings subject to the provisions of Sections 5.1.1(b), 5.1.2 and 7.2. Microsoft's use of the Gemstar Trademarks (both the word and design marks) shall cover the following materials and advertising:

             (i) manuals and user documentation (whether printed or in electronic form);
             (ii)   product specification sheets;
             (iii)  point-of-purchase materials;
             (iv)   sales training materials;
             (v)    TV/radio advertising;
             (vi)   in-box materials;
             (vii)  consumer magazine advertising;
             (viii) trade journals and related advertising; and
             (ix)   packaging.

             However, the foregoing shall not require Microsoft to mention Gemstar or display the Gemstar logo on every occasion listed in this Section 5.2.1(e) where EPG functionality is described or discussed, so long as this Section 5.2.1(e) is substantially met.

         (f) Subject to Section 5.2.2, Microsoft shall provide the functionality in Microsoft EPG Product software to display an offering message to the consumer in the EPG set up routine or other appropriate place to encourage the consumer to subscribe to a Gemstar service if such service exists prior to the initial release of a particular version of a Microsoft EPG Product and to display a message to alert the customer to renew the Gemstar service when renewal is

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             due; provided that such functionality shall not be a generalized messaging function to enable communication with users.

  5.2.2 Notwithstanding the provisions of Section 5.2.1(a), 5.2.1(b) and 5.2.1(f), in the event the initial execution of the EPG set-up routine of a Microsoft EPG Product is not able to connect to a data transmission/delivery mechanism for Gemstar's TV listings data in any given geographic region because such mechanism is not available, or if the user declines to sign up for the Gemstar service (whether that service is free or otherwise), then the set-up routine may [*] on the EPG display; but only on the condition that the Microsoft EPG Product shall allow the user, at [*] to sign up for the Gemstar service at a later date, whether that occurs as a result of the availability of the service in that geographic area or otherwise, in which case the [*] shall appear in the EPG display if and as required pursuant to Sections 5.2.1(a) and (b). In all cases, however, the provisions of Section 5.2.1(c) shall apply. For the purposes of this Section 5.2.2, a "data transmission/delivery mechanism" shall generally mean without limitation any broadcast data transport provided to the consumer as part of a normal cable, telephony, airwave or satellite service. In the event the Gemstar data service is not available on a "data transmission/delivery mechanism" which mechanism is generally competitive in terms of cost, availability and service to the "data transmission/delivery mechanism" for other EPG-related services available to consumers in the particular geographic region, then the Gemstar mechanism shall not be considered a "data transmission/delivery mechanism" for the purposes of this Section, but only so long as the Gemstar "data transmission/delivery mechanism" is [*].

  5.3  License for Gemstar Trademarks

  5.3.1 Gemstar grants to Microsoft and Microsoft accepts a worldwide, non-exclusive, royalty-free license to use the Gemstar Trademarks solely in connection with the marketing and promotion of Gemstar as set forth in Section
5. Microsoft shall use the Gemstar Trademarks (word and design marks) only in the form set forth on the trademark list delivered to Microsoft concurrent with the execution hereof unless otherwise approved in writing by Gemstar and shall include the designation or (R), as instructed by Gemstar. Microsoft agrees to use its best efforts to comply with all applicable laws and regulations pertaining to the proper use and designation of Gemstar Trademarks in each country in which Microsoft uses the Gemstar Trademarks. Microsoft shall not have the right to use the Gemstar Trademarks as a business name, or fictitious business name.

  5.3.2   Quality Control

          (a) The nature and quality of a Microsoft Licensed Product marketed in connection with the Gemstar Trademarks and the Gemstar logo, and all marketing and promotional material using the Gemstar Trademarks and the Gemstar logo, shall be a high quality consistent with the high quality of Gemstar's goods and shall conform to the requirements of this Agreement and otherwise be consistent with the reputation and goodwill symbolized by the Gemstar Trademarks and the Gemstar logo.

          (b) Gemstar shall have the right to monitor the quality of the Microsoft Licensed Products and advertising and promotional materials using the Gemstar Trademarks and the Gemstar logo to ensure that the Microsoft Licensed Products and advertising and promotional materials conform to the requirements of this Agreement. In the event Gemstar believes any Microsoft Licensed Products, advertising or promotional materials do not conform to such standards, upon Gemstar's request Microsoft shall provide exemplars of the relevant Microsoft Licensed Products, advertising and promotional materials for review by Gemstar.

  5.3.3 Microsoft acknowledges that it is often difficult, particularly in foreign countries, to obtain clear, registered title to Gemstar Trademarks. Accordingly, Microsoft agrees that the rights granted herein exist only to the extent that Gemstar owns such rights, and no warranty, express or implied, is made with respect thereto or with respect to the trademark rights of any third parties that may conflict with the rights granted herein.

  5.3.4 Microsoft agrees that any use of the Gemstar Trademarks or the Gemstar logo, including but not limited to use as a trade name, service mark or trade style shall inure to the benefit of Gemstar, and that such use by Microsoft shall not give to Microsoft any right, title or interest in the Gemstar Trademarks or the Gemstar logo.

  5.3.5 Microsoft agrees that it will not, during the term of this Agreement or at any time thereafter, make application for, or aid or abet others to seek trademark registrations or recordings of, trade names or company names in any state of the United States, in the United States Patent and Trademark Office, or in other United States governmental agencies, or in any foreign country of any mark or design which includes Gemstar Trademarks, or variations thereof, or imitations thereof, alone or in combination, except with the prior written permission of Gemstar.

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                                      -8-
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  5.3.6  Microsoft agrees not to take any action challenging or opposing, or to raise or cause to be raised, either during the term of this Agreement or after its termination, on any grounds whatsoever, any questions concerning, or objections to, the validity of the Gemstar Trademarks or Gemstar's rights therein.

  5.3.7 Microsoft agrees to provide reasonable assistance to Gemstar, at Gemstar's cost, in obtaining registrations for the Gemstar Trademarks by providing, without limitation, information and samples of trademark usage regarding the Gemstar Trademarks; provided, however, the failure to obtain such registrations shall not affect the validity of this Agreement.

  5.3.8 Microsoft acknowledges that this Agreement does not convey any ownership interest in the Gemstar Trademarks to Microsoft.

  5.4  VBI, Bandwidth and Data Carriage

  5.4.1 If discounted pursuant to Section 6.1.2, in the event that Microsoft provides a Service Provider or the Service Provider's original equipment manufacturer with a license to install a Microsoft EPG Product on a [*] for deployment on a public broadcast network system (i.e., system is not similar to an intranet where access is restricted within an organization such as a company or government agency), irrespective of the broadcast method (e.g., cable, satellite), and such Service Provider has ownership, control or access to previously uncommitted and available VBI lines or to equivalent data transmission bandwidth, then Microsoft shall secure Data Carriage Rights in the amounts set forth below:

--------------------------------------------------------------------
               Region                   Number of VBI to be acquired
-------------------------------------   ----------------------------
North America                           [*]
--------------------------------------------------------------------
Other regions                           [*]
--------------------------------------------------------------------

It is assumed among the parties that a Service Provider has [*] to previously [*] bandwidth unless the Service Provider makes [*] for the benefit of Gemstar that it does not [*] to the required amount of VBI lines or equivalent data bandwidth, in which case [*], [*] in this provision shall mean that the Service Provider has first made reasonable effort to accommodate Gemstar data by [*], if possible, without [*] to the Service Provider, existing use or commitment. The methods of acquiring and operating the Data Carriage Rights for various Service Providers will be determined [*] in its reasonable discretion by Microsoft. The arrangement may take the form of [*] agreement or as [*] and independent relationships between the Service Provider, and Gemstar and Microsoft, respectively. In any [*], the Service Provider will provide Gemstar with exclusive access to [*] of the Data Carriage Rights Microsoft secures pursuant to this Section 5.4.1. Gemstar agrees to assume the risk that the aforementioned data transmission bandwidth and/or VBI rights may not be [*] for Gemstar's purposes.

  5.4.2 Gemstar agrees to use a portion of its bandwidth in accordance with the following priority. If the bandwith is obtained by Microsoft, then the first priority of all available bandwidth is for Gemstar data which supports Microsoft EPG Products; the next priority is for data used to generate Advertising Revenues and Subscription Revenues; the next priority prioity is for Microsoft's use of up to [*] of the total bandwidth; and the next priority is for Gemstar's use. If the bandwidth is first obtained by Gemstar, then the first priority of all available bandwidth shall be for existing use by or for Gemstar; the second priority is for Gemstar data which supports Microsoft EPG Products; the next priority is for data used to generate Advertising Revenues and Subscription Revenues, the next priority is for Microsoft's use of up to [*] of the total bandwidth (less existing Gemstar use); and the next priority is for Gemstar's use. The foregoing priority schedule shall not alter Gemstar's obligation to provide the Subscription Free Service or Trial Period as required in Section 5.6.

  5.4.3 Microsoft, in its efforts to secure Data Carriage Rights, may commit to the [*] on behalf of Gemstar up to [*] of the [*]. In the [*], at such time that Gemstar reaches an agreement with a [*] for less than or equal to [*] sharing instead of the foregoing [*] and provided [*] prior written notice to Microsoft, then the percentage sharing going forward shall be [*] of the [*]. This provision shall not apply to any Microsoft transactions where Microsoft has already entered into an agreement or has made a pricing proposal on such subject matter prior to receipt of such written notice.

  5.4.4 Each party shall manage its respective bandwidth allocation and the relevant data transmission networks. Both parties shall use reasonable efforts to coordinate with each other regarding bandwidth allocation and management.

__________
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                                      -9-

  5.4.5 The parties agree that their use of the Data Carriage Rights shall be subject to prevailing FCC regulations and, [*] limited to EPG-Related Data.

  5.4.6 Subject to the parties reaching agreement on the terms of Microsoft's acquisition of VBI bandwidth through Gemstar (as provided in Section 5.4.7), Microsoft agrees to provide Gemstar, at no charge, access to and use of a minimum of [*] of Microsoft's allocated bandwidth or equivalent bandwidth on the [*] satellite within the continental US. The approval by [*] of such allocation of bandwidth to Gemstar shall be subject to the terms and conditions of the agreement between Microsoft and [*]. Microsoft agrees to use its commercially reasonable, good faith efforts to obtain such approval from [*] and to assist Gemstar in its efforts to work with [*] to resolve any hardware-related issues and/or other technical issues relating to the use of the [*] bandwidth (For example, distribution and/or retrofitting of set-top boxes to handle the [*] data channel decryption function).

  5.4.7 Gemstar agrees to work with Microsoft if requested, on a commercially reasonable basis to provide Microsoft access to [*] new VBI line within Gemstar's existing data delivery systems or network to facilitate the delivery of Microsoft advertising or other information. Gemstar would maintain the network in conjunction with its existing service, and invoice Microsoft in [*] which is intended to cover Gemstar's costs and expenses to maintain the network and obtain the VBI bandwidth. The use of such VBI bandwidth shall be subject to the terms and conditions of Gemstar's agreement(s) with the applicable third party data delivery systems or network provider(s).

  5.4.8 The parties also agree to work with each other on a commercially reasonable basis to assist in obtaining any additional rights or access to data delivery systems worldwide which are necessary or desirable to support the parties' respective subscription and/or advertising businesses related to products licensed hereunder. The parties acknowledge, however, that despite such efforts they may not be able to obtain access to the necessary or desirable amount of bandwidth on any given data delivery system.

  5.5  Advertising

  5.5.1 If discounted pursuant to Section 6.1.2 and except where prohibited by applicable law or regulations, Microsoft shall design [*] Microsoft EPG Products which will be used for a public broadcast system (i.e, system is not similar to an intranet where access is restricted within an organization such as a company or governmental agency) to include advertising functionality. Gemstar agrees that all advertising data/inventory for Microsoft EPG Products shall be exclusively obtained and sold by Microsoft and/or its designates.

  5.5.2 Microsoft agrees to make available to Gemstar a limited amount of advertising inventory in any EPG display of Microsoft EPG Products, equivalent to [*] of the total advertising inventory, free of charge, solely for advertising Gemstar's own products and services. The advertising inventory made available to Gemstar pursuant to this Section 5.5.2 shall be evenly distributed between prime and non-prime times. Further, when viewed by a viewer, such advertising inventory shall be of no less prominence, on average, than the advertising inventory of other Microsoft customers who pay for such inventory in cash.

  5.6  Data Services

  5.6.1 Gemstar agrees to provide Microsoft with access to Gemstar's Subscription Free Data and related delivery mechanism for use in connection with Microsoft EPG Products in all geographical regions where such Subscription Free Data and delivery is made available by Gemstar to any third party or Gemstar EPG product. In the United States such Subscription Free Data shall be provided for a [*]. The number of days of Subscription Free Data provided in all other geographical regions shall be at Gemstar's sole discretion and in no event shall the amount of such data supplied be shorter than that supplied to any third party or Gemstar EPG product in the applicable geographic region.

  5.6.2 In the event Gemstar decides not to offer the Subscription Free Data service outside the United States, Gemstar agrees to provide a minimum of [*] to each new end user customer of a Microsoft EPG Product only in those instances when the Gemstar Data Loader is used by the customer. Upon the expiration of the [*], the consumer will be offered the opportunity to subscribe to the Gemstar service at a rate no higher than the then current published standard Gemstar consumer rate card. In the event the consumer does not subscribe, then the Gemstar data subscription service to such subscriber may be terminated, in Gemstar's discretion. Gemstar may from time to time, at its sole option, offer end user customers of Microsoft EPG Products additional periods of free and/or discounted service.

  5.6.3 Gemstar will administer, at its sole expense, the end user subscription process, including bill collections, credit checks, subscription authorizations and de-authorizations, with customers who subscribe to Gemstar's service through a Microsoft EPG Product. Microsoft will administer, at its sole expense, technical support insofar as it relates to Microsoft Licensed Products.

__________
[*] Confidential Treatment Requested.

  5.6.4 Microsoft agrees to communicate and/or meet with Gemstar on a regular and timely basis to discuss Microsoft's intent and/or plans to introduce Microsoft EPG Products into any geographic region where the Gemstar service is not then available. Microsoft further agrees to use commercially reasonable efforts to assist Gemstar so that it may meet Microsoft's launch plans in any given geographic region. This assistance includes but is not necessarily limited to Microsoft assisting Gemstar to make the necessary local contacts for the purposes of initiating Gemstar service in such geographic region. Microsoft shall work with Gemstar, in conjunction with original equipment manufacturers and the owners of data transmission capacity, to increase and facilitate Gemstar's ability to have a viable data transmission/delivery mechanism for TV listings data in any given geographic region where Gemstar does not then have its service available. Gemstar shall, however, be solely responsible for negotiating and acquiring the necessary bandwidth and establishing the required infrastructure to support its data service.

  5.7  Legacy Products

  5.7.1 Other than Microsoft's obligation to pay the fully-discounted per unit fees identified in Section 6.1.2, Microsoft shall have no obligations under Sections 5.1, 5.2, 5.4 and 5.5 with respect to versions of Microsoft EPG Products first released commercially or in beta form prior to [*] (e.g., WebTV Plus and Windows 98). Microsoft's obligations shall, however, be effective under this Agreement with respect to any units of Microsoft EPG Products shipped after [*], in the case of products which are not dependent on a WebTV service, and after [*], in the case of products which are dependent on a WebTV service. to the extent such Microsoft EPG Products are to be considered licensed under this Agreement.

  5.8  Web Server

  5.8.1 The parties agree to discuss establishing a relationship for developing and maintaining a Web Server, the terms and conditions of any such relationship to be separately agreed upon by the parties.

                                   Section 6
                    Payments, Accruals, Records and Reports

  6.1  Payments.

  6.1.1 Microsoft shall pay StarSight on behalf of Gemstar the non-refundable "lump sum" royalty payment of [*] for the license set forth in Section 3.1 and Subscription Free Data. Of the lump sum royalty payment, [*] shall be paid within two (2) business days of execution hereof. The remaining [*] shall be either netted against the amount of [*] payable by StarSight to Microsoft under the Recission Agreement of even date or paid within two (2) business days of receipt of actual payment from StarSight, as determined by the parties. Gemstar guarantees StarSight's payment obligation under the Recission Agreement.

  6.1.2

          (a) Microsoft agrees to pay Gemstar a Per Box Special Fee of [*] for each [*] and, per annum or fraction thereof, a Continuing Special Fee of [*] per box due and payable on December 31 of each year, commencing December 31, 1998, less the discounts set forth below, as applicable.

          (b) Microsoft shall be entitled to the following discounts against the Special Fees for [*]: (i) a discount of [*] against the Per Box Special Fee if the Service Provider agrees to affix the Gemstar logo on the Digital Set Top Box in accordance with Section 5.2.1; (ii) a discount of [*] if the Service Provider agrees that Microsoft can display the Gemstar logo on each Microsoft EPG Product in accordance with Section 5.2.1; (iii) a discount of [*] if the Service Provider in North America agrees to provide Gemstar with access to [*] Service Provider originated VBI lines or equivalent digital bandwidth for use by Gemstar EPG-related services; (iv) in the event the discount under (iii) above applies, an additional [*] per VBI line or equivalent digital bandwidth for use by Gemstar EPG-related service, for a maximum discount under this section (iv) of [*]; and (v) a discount of [*] if the Service Provider outside North America agrees to provide Gemstar with access to [*] Service Provider originated VBI line or equivalent digital bandwidth for use by Gemstar EPG-related services and an additional discount of [*] if the Service Provider outside North America agrees to provide Gemstar with access to an [*] Service Provider originated VBI line or equivalent digital bandwidth for use by Gemstar EPG-related services. Microsoft shall receive an annual discount of [*] per box in the event Microsoft secures control over more than [*] of the Advertising Revenues on the Service Provider Provisioned Digital Set Top Box for which Gemstar will receive a share under Section 6.1.3. If Microsoft does not secure such control, the annual per box discount is not

__________
[*] Confidential Treatment Requested.

available and Microsoft's obligations under Sections 5.5 and 6.1.3 shall not apply. All such discounts are applicable only if earned at the time of execution of the [*] agreement between Microsoft and the Service Provider for the supply of a particular version of [*], unless this requirement is waived by Gemstar in writing in Gemstar's sole discretion. The discount structure provided in subsections (iii), (iv) & (v) shall be adjusted proportionately in the event the Service Provider does not have [*] to previously uncommitted and available VBI lines or equivalent data transmission bandwidth in an amount greater than or equal to the number specified in Section 5.4.1.

     (c) Microsoft agrees to pay Gemstar a Retail Per Box Special Fee of [*] for each Digital Set Top Box sold [*], such Special Fee shall be due and payable upon shipment of the Digital Set Top Box, less the discounts set forth below, as applicable. Microsoft agrees that in the case of a retail-sold Digital Set Top Box, Gemstar's share of Advertising Revenues shall be [*].

     (d) Microsoft shall be entitled to the following additive discounts against the Special Fees for retail-sold Digital Set Top Boxes: (a) a discount of [*] against the Per Box Special Fee if the Gemstar logo is affixed on such Digital Set Top Box in accordance with Section 5.2.1; (b) a discount of [*] if the Gemstar logo is displayed on each Microsoft EPG Product and is displayed in accordance with Section 5.2.1.

     (e) Microsoft shall further receive a Limited Functionality Discount of [*] for each Digital Set Top Box, whether Service Provider Provisioned or retail-sold, if the EPG functionality for the Digital Set Top Box is equal to or less than the WebTV Plus product as is available in the market on [*]. Whether an EPG contains functionality greater than the WebTV Plus EPG shall be determined solely by reference to Gemstar Licensed Patents.

     (f) Microsoft agrees to pay Gemstar an Other Product Per Unit Fee on each unit of Other Microsoft Licensed Product at such time that the unit is shipped ex factory in accordance with the following terms and conditions:

         (i) If the Other Microsoft Licensed Product is provided to an entity having an existing license with Gemstar covering the same functionality, the Other Product Per Unit Fee shall equal the lesser of (x) the then current per unit license fee paid by such entity and (y) [*], as adjusted pursuant to the terms hereof, for a period equal to the shorter of the (p) the remaining natural term of the existing license agreement and (q) five (5) years.

         [*]

         (iii) If the Other Microsoft Licensed Product is provided to an entity which does not have an existing license with Gemstar covering the same functionality, but Gemstar has an existing license or licenses, or thereafter licenses, another entity for the same or similar product, the Other Product Per Unit Fee shall be equal to the [*] rates applicable to such same or similar product [*].

         [*]

         (v) If the Other Microsoft Licensed Product is provided to an entity and Gemstar has not yet entered into a license agreement with that entity or any other entity covering the same functionality, there shall be no Other Product Per Unit Fee until such time as Gemstar does in fact enter into an arm-length license agreement. Once Gemstar enters into such a license agreement, the Other Product Per Unit Fee for subsequent Microsoft Licensed Products having the same functionality shall be equal to the average rates applicable to such other agreements [*].

         (vi) In the alternative to the payment terms set forth in subsection
(v), Microsoft may request a good faith negotiation with Gemstar to determine a different Other Product Per Unit Fee. In the event, elects this alternative and the parties are not able to agree upon different rate, then the parties agree to submit the issue to a panel for binding resolution in accordance with the applicable rules of the American Arbitration Association.

          (vii) Except as otherwise provided herein, no Other Product Per Unit Fee shall be due with respect to Other Microsoft Licensed Product.

          (viii) Microsoft and Gemstar shall negotiate in good faith the marketing terms, if any, applicable to a particular Other Microsoft Licensed Product.

  6.1.3

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[*] Confidential Treatment Requested.

     (a) Microsoft agrees to pay Gemstar [*] of the total Net Advertising Revenues; provided however, Microsoft shall not be obligated to begin payments under this Section 6.1.3 until a cumulative number of [*] have been shipped by Microsoft [*].

     (b) Microsoft agrees to pay Gemstar Gemstar's share of Net Advertising Revenue as set forth in Section 6.1.3(a); as follows however, Microsoft guarantees that Gemstar's share of Net Advertising Revenue shall be at least the amounts set forth in and paid in accordance with the following schedule:

         (i) To the extent Gemstar has not been paid a cumulative amount of [*] by the time that Microsoft has shipped a cumulative number of four [*], then Microsoft agrees to and shall remit the difference between the cumulative Net Advertising Revenue payments already made to Gemstar at such time and [*] ("Difference Payment 1") to Gemstar no later than the end of the then current quarter.

         (ii) To the extent Gemstar has not been paid a cumulative amount of [*] by the time that Microsoft has shipped a cumulative number of [*], then Microsoft agrees to and shall remit the difference between the cumulative Net Advertising Revenue payments already made to Gemstar at such time (including Difference Payment 1) and [*] ("Difference Payment 2") to Gemstar no later than the end of the then current quarter.

         (iii) Microsoft agrees Difference Payments 1 and 2 are non-refundable, however, Gemstar agrees such Difference Payments 1 and 2 shall be applied as a credit against future Net Advertising Revenues due Gemstar under this Agreement.

  6.1.4 For the purpose of this Section 6, upgrades, updates and new versions to or for a Digital Set Top Box with Microsoft EPG Product for which a Special Fee has already been paid shall not constitute a new unit of Microsoft EPG Product so long as the original Digital Set Top Box has not been taken out of service, replaced with new hardware or a new Digital Set Top Box, except in the case where a WebTV Plus equivalent Digital Set Top Box has been upgraded to a greater functionality device, in which case the Limited Functionality Discount of [*] shall be refunded by Microsoft to Gemstar upon such upgrade, provided, however, that Microsoft's obligations to make such a refund shall not be triggered until Microsoft has upgraded at least [*] units for which the discount in Section 6.1.2(e) has been paid.

  6.1.5 Gemstar agrees to pay Microsoft [*] of the total Net Subscription Revenues and Net Data Carriage Revenues.

  6.1.6 All payments due under Sections 6.1.2 through 6.1.3 shall be accounted for on a calendar year quarterly basis and paid within forty-five (45) days after each quarter. Notwithstanding the foregoing, at Microsoft's option, it may elect to pay amounts due under Sections 6.1.2 through 6.1.3 in quarterly installment payments over a period of [*] years from the date the original payment is due. A [*] per annum rate of interest, accrued quarterly shall accrue on such installment payments.

  6.1.7 All payments due under Section 6.1.2 shall be subject to adjustment on an annual basis commencing on the first anniversary of the Effective Date. Such adjustment shall be equal to the percentage change between the Effective Date and the date of such adjustment in the Consumer Price Index for All Urban Consumers, U.S. City Average, for all items (1995 = 458.0) (For a 1967 base call 312-353-1883), as published by the Bureau of Labor Statistics of the Department of Labor ("CPI").

  6.1.8 Microsoft agrees to pay Gemstar [*] for, and Gemstar hereby grants, a fully-paid, perpetual and irrevocable option to sublicense Gemstar's rights under the [*], to the fullest extent possible, on terms and conditions at least as favorable to Microsoft as the terms of Gemstar's license are to Gemstar. Any sublicense granted under this Section 6.1.8 shall not involve any additional payment or obligations by Microsoft with respect to Microsoft Licensed Products which would be covered by Gemstar's direct license under the [*].

  6.2  Accruals, Records and Reports

  6.2.1 Royalties and payments due under Sections 6.1.2 through 6.1.3 shall accrue as follows:

__________
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                                      -13-
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         (a) Royalties shall accrue when any unit of Microsoft EPG Product with respect to which royalty payments are required by Section 6.1.2 is sold or licensed (as evidenced by bill or invoice) and payment therefor is received by Microsoft. Royalties shall not accrue at the time of sale or Transfer for sales or Transfers between Microsoft and its Subsidiary for resale or for further Transfer. Royalties shall not accrue for "not for resale" or "NFR" units distributed by Microsoft.

         (b) Payments required by Section 6.1.3 shall accrue when Advertising Revenues as to which such payment is due have been billed by Microsoft and payment therefor is received by Microsoft. Payments required by Section 6.1.3 shall accrue for "not for resale" or "NFR" units distributed by Microsoft.

         (c) Payments required by Section 6.1.5 shall accrue on Net
             Subscription Revenues when the underlying subscription fee has been billed and payment therefor is received by Gemstar. Payments required by Section 6.1.5 shall accrue for "not for resale" or "NFR" units distributed by Microsoft.

     6.2.3 All royalties and other sums of money due hereunder shall be paid in United States dollars. All royalties and other sums of money for an accounting period computed on invoiced amounts in currencies other than United States dollars shall be converted directly into United States dollars without intermediate conversions to another currency at the intercompany exchange rates established from time to time and consistently applied by the paying party for internal transactions and accounting purposes which in each case shall be commercially reasonable.

     6.2.4 Each Microsoft royalty report shall include the following information:

         (a) as to royalties due under Section 6.1.2:

            (i) identification by Version Number, Service Provider (as applicable), quantity and description of each product upon which a royalty has accrued pursuant to Section 6.2.1(a);

            (ii) identification of the amount of royalties due for each such product, including all information required to show how such amount has been calculated and the aggregate of all royalties due; and

            (iii) identification of the amount of royalties as to which credit is taken under Section 7.4.1, if any.

         (b) as to Net Advertising Revenue payments due under Section 6.1.3:

            (i)   the total amount of Advertising Revenues;

            (ii) the amount of each cost permitted to be deducted from such total in order to determine Net Advertising Revenue;

            (iii) identification of the amount of Net Advertising Revenues payment due including all other information, in addition to that of Section 6.2.4(b)(ii), to show how such amount has been calculated; and

            (iv) identification of the amount of royalties as to which credit is taken under Section 7.4.1, if any.

     6.2.5  Each Gemstar royalty report shall include the following information:

         (a) as to payments due on Net Subscription Revenues under Section
             6.1.5:

            (i)   the total amount of Subscription Revenues;

            (ii) the amount of each cost permitted to be deducted from such total in order to determine Net Subscription Revenues; and

            (iii) identification of the amount of Net Subscription Revenues payment due including all other information, in addition to that of Section 6.2.5(a)(ii), to show how such amount has been calculated.

     6.2.6 In the event that any of the subsections of Sections 6.2.4 or 6.2.5 (as applicable) do not apply, the reporting party shall so state as to each Section. In the event no royalties are due, the reporting party's royalty report shall so state as to each such subsection.

     6.2.7 Each royalty report shall be certified by an officer of the reporting party or by a designee of such officer to be correct to the best of such party's knowledge and information.

     6.2.8 Each royalty report shall be in a format sufficient to account for the information which forms the basis for the royalty payments, discount and other financial terms set forth herein. The parties shall agree upon appropriate formats consistent with commercially reasonable business standards.

     6.2.9 An accounting period shall end on the last day of each March, June, September, and December during the term of this Agreement. Within forty-five
(45) calendar days after the end of each such period, the paying party shall furnish to the other party a written royalty report containing the information specified in Section 6.2.4 or Section 6.2.5 (as applicable) and shall pay to such party all unpaid amounts, whether royalty or other payments, accrued hereunder in favor of such other party to the end of each such period. The paying party shall bear and pay all taxes which are required by its national government, including any political subdivision thereof, as the result of the existence or operation of this Agreement, except any necessary, appropriate, and required income tax imposed upon royalties or other payments, by the national government of such party. The paying party may deduct or withhold such income tax from said royalties or other payments provided it furnishes the other party with a tax certificate, or other document evidencing payment of such income tax. Gemstar represents and warrants to Microsoft that all rights to exploit Gemstar Licensed Patents in the United States are owned by an entity within the Gemstar group having a tax situs in the United States. Further, Gemstar represents and warrants to Microsoft that all rights to exploit Gemstar Licensed Patents outside of the United States are owned by an entity within the Gemstar group having a tax situs outside of the United States. Gemstar agrees to hold Microsoft harmless against any taxes, interest, penalties or related costs resulting from any inaccuracies in the foregoing representations and warranties. Gemstar agrees to notify Microsoft promptly in writing of any change of any fact upon which the foregoing representations and warranties are based. Notwithstanding any other provision in this Agreement, the parties agree to cooperate consistent with good business practices with respect to identifying the source of any revenue which is subject to this Agreement and structuring of resulting payments to the appropriate entity. StarSight shall file with Microsoft a U.S. I.R.S. Form W-9 with respect to the payment set forth in
Section 6.1.1.

     6.2.10 Each party shall keep separate records in sufficient detail to permit the determination of royalties and other payments payable hereunder. Such records shall be maintained for at least eighteen (18) months. At the request of one party, the other party will permit an independent auditor and technical consultant selected by the requesting party or any other person or persons acceptable to both parties, to examine during ordinary business hours once each calendar year such records and other documents as may be necessary to verify or determine royalties and other payments paid or payable under this Agreement. Such auditor, technical consultant or other person(s) shall be instructed to report to the requesting party only the amount of royalties and other payments due and payable. If no request for examination of such records for any particular accounting period has been made by one party within [*] years after the end of said period, the right to examine such records for said period shall terminate.

     6.2.11 The fees and expenses of the requesting party's representative performing any examination of records under Section 6.2.10 shall be borne by the requesting party. However, if an error resulting in the underpayment of either royalties or other payments of more than [*] of the total thereof respectively due is discovered for any year examined, then the total fees and expenses of these representatives shall be borne by the other party. Such other party in any case shall pay the requesting party the amount of any under payment of royalties or other payments uncovered as a result of any such examination of records.
Section 6.2.12 specifically applies to any such underpayment.

     6.2.12 The paying party shall be liable for interest at a rate of one and [*] per month compounded monthly plus [*] on any overdue royalty or other payment set forth in Section 6.1, commencing on the date such royalty or other payment becomes due; provided however, such amount will not accrue until the party to receive payment has provided a prior written [*] day notice to the paying party and a fifteen (15) day opportunity to cure. If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefor is being asserted, the interest rate shall be reduced to such maximum legal rate.

     6.2.13 The advance payment set forth in Section 6.1.1 reflects a lump sum payment for Microsoft Licensed Product during the initial [*] year period from the Effective Date, earned ratably on a quarterly basis and is being paid in a lump sums as a matter of convenience.


     6.3  Adjustments for Similar Transactions

     6.3.1 If during the term of this Agreement Gemstar enters into a [*] that Gemstar in its reasonable judgment determines to contain terms, conditions and associated obligations relating to [*] which when taken as a whole are more favorable for the non-Gemstar party than

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[*] Confidential Treatment Requested.

the terms, conditions and associated obligations contained in this Agreement are for Microsoft, then Gemstar shall immediately notify Microsoft of such Other Terms. The notification shall be in writing and in sufficient detail for Microsoft to understand and evaluate the Other Terms. Upon written demand given to Microsoft within thirty (30) days of the day on which Microsoft receives Gemstar's notice, Microsoft shall have the right to demand that this Agreement be amended to adopt [*] of the Other Terms in lieu of corresponding terms contained in this Agreement (as may be previously amended), provided that Microsoft shall not be entitled to receive or review the agreement documenting the Similar Transaction absent the written consent of the non-Gemstar party to the agreement (which consent Gemstar shall use its commercially reasonable efforts to obtain).

     6.3.2 If during the term of this Agreement Microsoft in its reasonable judgment has reason to believe that Gemstar has entered into a [*] and has failed to so notify Microsoft, then Microsoft shall have the right to name an independent third party reasonably acceptable to Gemstar (the "Independent Auditor") to review Gemstar's records for the purpose of determining whether a [*] shall have taken place; provided that such Independent Auditor shall agree, in form and substance satisfactory to Gemstar in its reasonable discretion, to maintain all information contained in records confidential and to not reveal such information to any other party (including, without limitation, Microsoft). If such Independent Auditor shall determine that a [*] has taken place, then Gemstar shall reimburse all reasonable out-of-pocket fees, costs and expenses incurred by Microsoft in connection with such review within thirty (30) days of receipt of an invoice therefor from Microsoft. If such Independent Auditor shall determine that a [*] has not taken place, then Microsoft shall reimburse all reasonable out-of-pocket fees, costs and expenses incurred by Gemstar in connection with such review within thirty (30) days of receipt of an invoice therefor from Gemstar.

     6.3.3 For purposes of this Agreement, the term [*] shall mean any agreement, arrangement or other transaction that [*] any third party (other than Gemstar Subsidiaries) with an aggregate installed base of not less than [*] units, subscribers or end users under the Gemstar Licensed Patents. In the event Gemstar enters into separate transactions with affiliated companies, the units, subscribers or end users of the affiliated companies shall be aggregated for the purposes of determining whether the [*] level has been reached. For the purposes of this Section, "affiliate" shall mean any person which controls, is controlled by or under the common control of a particular company.

     6.3.4 In order to prevent an abuse of Section 6.3.2, Microsoft agrees to pay a liquidated damage equal to the non-negative multiplicative product of (x) [*], and (y) [*].

     6.3.5 If Gemstar publishes a policy for licensing substantially the same scope of intellectual property as defined in Gemstar Licensed Patents and Microsoft Licensed Product(s) herein to Service Providers, and such policy contains terms, [*] which are more favorable to Service Providers than to Microsoft under this Agreement, and such policy has effect on more than [*] subscribers or units, Microsoft shall have the right to elect, within thirty
(30) days of Microsoft receiving written notice of Gemstar reaching of the [*], to adopt all of the terms under the policy in lieu of its corresponding terms in this Agreement. Gemstar shall provide prompt written notice to Microsoft upon reaching the [*] threshold.


                                   Section 7
                               Limited Indemnity

     7.1  Gemstar Trademark Indemnification

     7.1.1 Gemstar shall, at its expense and Microsoft's request, defend any claim or action brought against Microsoft, and Microsoft's Subsidiaries, affiliates, directors, officers, employees, agents and independent contractors, to the extent it is based upon a claim that the Gemstar Trademarks infringe or violate any trademark or other proprietary or unfair competition right of a third party, and Gemstar will indemnify and hold Microsoft harmless from and against any costs, damages and fees reasonably incurred by Microsoft, including but not limited to fees of attorneys and other professionals, that are attributable to such claim. Microsoft shall: (i) provide Gemstar prompt notice in writing of any such claim or action and permit Gemstar to answer and defend such claim or action; and (ii) provide Gemstar information, assistance and authority to help Gemstar to defend such claim or action. Gemstar will not be responsible for any costs, damages or fees, if a settlement is made by Microsoft without Gemstar's written permission, which permission will not be unreasonably withheld. Microsoft shall have the right, at its expense, to employ separate counsel and participate in the defense of any claim or action. Gemstar shall reimburse Microsoft upon demand for any payments made or loss suffered by it at any time after the Effective Date, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions, in respect to any damages related to any claim or action under this Section 7.1.

__________
[*] Confidential Treatment Requested.

Gemstar may not settle any claim or action under this Section 7.1 on Microsoft's behalf without first obtaining Microsoft's written permission, which permission will not be unreasonably withheld. In the event Microsoft and Gemstar agree to settle a claim or action, each party agrees not to publicize the settlement without first obtaining the other party's written permission, which permission will not be unreasonably withheld.

     7.1.2 Notwithstanding Section 7.1.1, should the use of any Gemstar Trademark as contemplated by this Agreement be enjoined or be threatened to be enjoined, Gemstar shall notify Microsoft and immediately, at Gemstar's expense:
(i) procure for Microsoft the right to continue use the Gemstar Trademark, as applicable, as licensed in this Agreement; or (ii) replace or modify the Gemstar Trademark with a mark that is non-infringing. In the alternative, and at Gemstar's election, Gemstar may notify Microsoft that Sections 5.2 and 5.3 shall not apply to the infringing or potentially infringing Gemstar Trademark until such time as Gemstar notifies Microsoft that such mark is neither infringing nor potentially infringing. In the event, after a reasonable period of time, Gemstar is unsuccessful in its attempts to procure the necessary rights or replace or modify the Gemstar Trademark as indicated above, Microsoft may take reasonable steps to remove or modify the Gemstar Trademark, with Gemstar's approval not to be unreasonably withheld, to prevent the injunction from being entered. In such event, Microsoft shall be entitled to the branding discounts set forth in Section 6.1.2.

     7.1.3 The indemnification in Sections 7.1.1 and 7.1.2 shall not apply to any trademark which is a concatenation of a Gemstar Trademark and a Microsoft trademark to the extent the claim or action is based upon the combination of the two marks.

     7.2  Related Obligations

     7.2.1 In the unlikely event that Gemstar or any of its subsidiaries should enter into an agreement to merge with, acquire, or be acquired by [*], Gemstar agrees that a condition of any such merger or acquisition shall be Microsoft's receipt of a license under all patent rights available to Gemstar and/or any merged company, their subsidiaries and affiliates. This license shall be granted to Microsoft at the same time as the signing of the agreement to merge or acquire, at a one time fee not to exceed [*] each, and a Other Product Per Unit Fee and Per Box Special Fee adjustment not to exceed [*].

     7.2.2 Microsoft, on behalf of itself or its Subsidiaries, may notify Gemstar that it intends to make, use, sell, offer for sale, or import a product or service that it believes does not infringe Gemstar's Licensed Patents. Such notification shall be in writing and shall further include a working copy of the intended product and/or offer Gemstar access to the intended service. Gemstar shall then have [*] days to provide Microsoft with written notice if Gemstar concludes that the product or service infringes any of Gemstar's Licensed Patents, which notice (the "Patent Notice") shall specifically identify such Licensed Patents by patent number and claim. If the Patent Notice is not provided by Gemstar, the intended product or service will be not be considered a Microsoft Licensed Product. Subsequent products and services of Microsoft will not be considered Licensed Products to the extent that they implement the same functionality as the intended product or service. If Gemstar provides Microsoft with the Patent Notice, then the parties agree to submit the issue of infringement of the specified patent claims to a panel for binding resolution in accordance with the applicable rules of the American Arbitration Association. In the event that the panel concludes that the intended product or service does not infringe, then subsequent products and services of Microsoft will not be considered Licensed Products to the extent that they implement the same functionality in the same way to achieve the same result as the intended product. If the panel concludes that the intended product or service does infringe, then Microsoft shall be obligated to pay the Patent Owner [*] times the Per Box Special Fee for the intended product during a period extending from the Requesting Party's receipt of the Patent Notice through the entry of the panel's decision, but in no event shall such period be less than [*] years. In the event the parties disagree whether a publicly released product or service of Microsoft or its Subsidiaries is a Microsoft Licensed Product under this Agreement, then Gemstar shall similarly provide Microsoft with a Patent Notice and the issue shall be submitted to a panel for binding resolution and with the same remedies as outlined above. The treble damages provided under this Section shall be Gemstar's exclusive remedy for disputes regarding a particular product's or service's inclusion within the definition of Microsoft Licensed Products.

     7.2.3 Microsoft may initiate a challenge to the validity or enforceability of any claim in any Gemstar Licensed Patents regarding the Gemstar Licensed Patents. In recognition of the cost and inconvenience that may be incurred by Gemstar, Microsoft agrees to prepay certain amounts to Gemstar. Upon initiation of the challenge process, Microsoft shall make accelerated estimated payments of
(a) Per Box Special Fees, if any, (b) Continuing Special Fees, if any, (c) Advertising Revenue(s) sharing, if any, (d) Subscription Revenue(s) sharing, if any, (e) Other Product Per Unit Fees, if any, due the other party for a [*] period following the date of initiation of the challenge. The estimate payments shall be based on the amount paid in the applicable category in the preceding [*] month period, increased each quarter by a rate equal to the greater of (x) [*], and (y) [*] of the percentage increase of the last quarter payment divided by the first quarter. The estimated payments shall be adjusted to conform to the actual payments through refunds or additional payments, as the case may be, on a quarterly basis. All discounts from Gemstar to Microsoft shall be suspended until the challenge has been terminated. The terms and conditions of this section shall survive termination or expiration of this Agreement. Microsoft further agrees that in the event the challenge results in the affirmation of any such product as a licensed product, Microsoft shall pay Gemstar an additional

__________
[*] Confidential Treatment Requested.

[*] damage equal to three times any amount which may be due Gemstar for such product under Section 7.7.3(a), (b), (c) and/or (d). Microsoft agrees that the outcome of any such determination on the validity and scope of the patents shall not affect its obligation to pay the Per Box Special Fee, Other Product Per Unit Fee and Continuing Special Fee as provided in Section 6 above.

     7.2.4 Microsoft's obligations under Sections 7.2.2 and 7.3.3 shall apply to the [*] and to [*] only to the extent Microsoft is licensed under the [*] with no further financial obligation other than as provided in this Agreement. Microsoft's obligations under Sections 7.2.2 and 7.2.3 shall not apply to [*] patents.

                                   Section 8
                                   Warranties

     8.1 NEITHER PARTY MAKES ANY REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE PRODUCTS LICENSED HEREUNDER, THIS AGREEMENT OR OTHERWISE, AND HEREBY DISCLAIMS ANY FURTHER WARRANTY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, INTELLECTUAL PROPERTY VALIDITY, INTELLECTUAL PROPERTY NON-INFRINGEMENT OR OTHER STATUTORY WARRANTY, EXCEPT AS EXPRESSLY SET FORTH HEREIN.

     8.2 NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER PARTY, ITS CUSTOMERS, OR ANY OTHER ENTITY CLAIMING THROUGH OR UNDER SUCH OTHER PARTY FOR ANY LOSS OF PROFITS OR INCOME, LOSS OF DATA OR OTHER TANGIBLE BUSINESS LOSS OR OTHER CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, EVEN IF SUCH PARTY HERETO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

     8.3  Gemstar warrants title to the patents listed on Appendix C.


                                   Section 9
                              Term and Termination

     9.1 This Agreement shall come into effect as of the Effective Date and, unless terminated sooner in accordance with this Section 9, shall remain in effect [*].

     9.2 Either party may terminate this Agreement or any license granted by it hereunder upon written notice to the other party in the event that the other party breaches a material obligation or warranty hereunder, and fails to cure such breach within sixty (60) days after written notice by the non-breaching party. A breach of Section 5.1, 5.2, 5.3, 5.5 and 7.4, failure to make a payment under Section 6 and breach of any confidentiality obligation under
Section 10 including the NDA set forth in Section 10.1 shall be among the acts considered to be a breach of a material obligation.

     9.3 The provision of Sections 6.1.2 through 6.1.5, 6.2, 7.4, 8 and 10 and any other provision which by its nature is intended to survive termination, shall survive any termination or expiration of this Agreement. Termination of this Agreement or any license granted herein shall not affect Microsoft Licensed Products or Gemstar Licensed Products distributed prior to the date of such termination.

     9.4 During the term of this Agreement, and provided the parties are in material compliance with the terms hereof, the parties shall in good faith negotiate any other additional licenses under Microsoft intellectual property rights and Gemstar intellectual property rights as may be required and/or requested by either party to continue the business contemplated by this Agreement.

                                   Section 10
                                Confidentiality

     10.1 The terms and conditions of this Agreement and information provided and or exchanged pursuant to this Agreement shall be deemed "Confidential Information" and subject to the terms and conditions of the Non-Disclosure Agreement dated April 1, 1996 (the "NDA"), as amended, between Microsoft and StarSight, except that (1) the five (5) year period of Section 2(a) thereof shall be amended to be coextensive with the term of this Agreement, and (2) the second sentence of Section 4(g) thereof shall be deleted and Section 12.8 hereof shall be substituted therefor. Any conflict between the terms of the NDA and the terms of this Agreement shall be resolved in favor of the terms of this Agreement.

     10.2 Microsoft acknowledges that the Gemstar Authorization Codes and Gemstar Protocols are highly confidential and that unauthorized use or disclosure of such information could significantly damage the business of

__________
[*] Confidential Treatment Requested.

Gemstar. In the event Microsoft obtains rightful possession or knowledge of Gemstar Authorization Codes pursuant to this Agreement then, in addition to its other obligations under this Section 10, Microsoft agrees that no more than one
(1) master copy and one (1) backup copy of Gemstar Authorization Codes and Gemstar Protocols shall be made or maintained ("Authorized Copies"). Such Authorized Copies will be maintained in a locked room or container when not in use and will be accessible only by a limited number of employees who require access to the Gemstar Authorization Codes or Gemstar Protocols for incorporation into the Microsoft Licensed Products. Microsoft agrees to maintain a written record of individual employees that actually accessed the Gemstar Product Authorization Codes or Gemstar Protocols, and shall provide such information to Gemstar upon request.

     10.3 The parties agree to jointly announce the signing of this Agreement once it is fully executed. Neither party shall make any public announcement about or otherwise disclose to any third party the terms or content of this Agreement or the parties' discussions regarding the subject matter of this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld or delayed. Either party may make at any time announcements which are advised to be made by the Parties' respective outside counsel or that are required by applicable law, regulatory bodies, stock exchange or stock association rules, so long as the party so required to make the announcement, promptly after learning of such requirement, notifies the other party of such requirement and discusses with the other party in good faith
the exact wording of any such announcement.   Each party, as applicable, agrees
to request "confidential treatment" from the appropriate regulatory authority if this Agreement must be included as part of any public filing.

                                   Section 11
                          Sub-Licenses; Other Licenses

     11.1 All licenses granted herein include the right of the licensee to grant sub-licenses of or within the scope of such licenses to a party's Subsidiaries. Each Subsidiary so sub-licensed shall be bound by the terms and conditions of this Agreement (other than the payment of royalties as provided in Section 6, which shall remain the obligation of Microsoft and Gemstar, respectively) as if it were named herein in the place of such licensee. The licensee represents to the licensor that it has the power to bind each such Subsidiary to the terms and conditions of this Agreement and agrees to, and shall take whatever action is necessary to, so legally bind its Subsidiaries, or in the alternative, the licensee hereby guarantees the performance of the obligations of its Subsidiaries hereunder. The licensee shall pay and account to the licensor for all payments due hereunder in respect of the exercise by any Subsidiary of the licensee of the sub-license granted to it hereunder. Any sub-license granted to a Subsidiary shall terminate on the date such Subsidiary ceases to be a Subsidiary.

     11.2 In the event that the Microsoft EPG Product is integrated into a digital television, which is understood by definition not to be a Digital Set Top Box or Personal Computer and in which a video display is the principal function, and such digital television is manufactured or marketed by an entity which has an existing effective license from Gemstar covering such digital televisions under which Gemstar controls, or receives a share of the revenues derived from, the advertising and subscription functionalities therein, then with respect to such digital televisions, Microsoft shall adjust Gemstar's share of Net Advertising Revenue(s) under Section 6.1.3(a) to [*] for Microsoft EPG Products licensed to that entity until the earlier of (x) its expiration by its natural terms, and (y) [*] years from the date of adjustment. Further, Microsoft agrees to pay a [*] for each such digital television on which Microsoft has installed or licensed a Microsoft EPG Product as specified under Section 6.1.2(c) subject to any discount applicable under Section 6.1.2(e). In all cases where there is [*] an existing effective license agreement, the provisions governing Digital [*] shall apply to digital televisions.

     11.3 In the event Microsoft or its Subsidiaries provide Microsoft Licensed Products as a vendor to a third party which has an existing license agreement with Gemstar, which agreement has not been breached by such third party, [*].


                                   Section 12
                                 Miscellaneous

     12.1  Waiver.  A party's failure at any time to require the other party's
           ------
performance of any obligation under this Agreement shall not affect such party's right to require subsequent performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, waiver or modification of the provision itself, or any modification of any right under this Agreement.

__________
[*] Confidential Treatment Requested.

     12.2  Assignment.  Neither party may assign or otherwise transfer this
           ----------
Agreement, or any of its rights, licenses or obligations hereunder, to any third party without the prior written consent of the other and any such attempted assignment or transfer shall be void, except in the case of the sale of all or substantially all of the assigning party's assets relating to the licensed products (in which case this Agreement shall be fully binding on the licensee's successor in interest).

     12.3  Express Licenses Only.  The rights and licenses granted in this
           ---------------------
Agreement are limited to those expressly recited. No rights, licenses or other grants are made by implication, estoppel, exhaustion, operation of law or otherwise.

     12.4  Patent Marking.  Microsoft shall, except as may otherwise be agreed
           --------------
to in writing (such as to account for additional Gemstar Licensed Patents which issue), provide the following notice or a reasonable variation to be agreed to in advance by the parties in writing on all Microsoft EPG Product and with any accompanying instruction material package:

             "Gemstar Licensed: The manufacture and sale of EPG features of this product was licensed from Gemstar International Group Limited, which license includes rights under U.S. Patent No.s:
             4,706,121; 5,151,789; 5,353,121;  5,479,266; and 5,479,268."

For each unit of Microsoft EPG Product which is or includes hardware, the above notice or the reasonable variation of such notice as mutually agreed to in writing must be affixed to the hardware and be visible. For each unit of Microsoft EPG Product which is embodied in software this notice may appear in an "about-box" or may be embedded as a character (Ascii) string which appears in the executable software code when it is viewed or printed. Microsoft's failure to comply with the foregoing requirements shall not constitute a breach of this Agreement; provided, upon learning of such failure, Microsoft promptly corrects it.

     12.5  Resolution of Disputes

     12.5.1 Except with respect to obligations imposed by this Agreement, Microsoft forever releases, acquits and discharges Gemstar and StarSight (collectively, the "Gemstar/StarSight Released Parties") from any and all claims, causes of action, demands and liabilities (including damages of any kind), known or unknown, that have been or could have been asserted against the Gemstar/StarSight Released Parties as of the Effective Date arising out of or related to claims asserted against Gemstar/StarSight Released Parties relating to the StarSight Agreement.

     12.5.2 Except with respect to obligations imposed by this Agreement, Gemstar and StarSight forever release, acquit and discharge Microsoft, including its Subsidiaries, (collectively, the "Microsoft Released Parties")from any and all claims, causes of action, demands and liabilities (including damages of any kind), known or unknown, that have been or could have been asserted against the Microsoft Released Parties as of the Effective Date arising out of or related to claims asserted against the Microsoft Released Parties relating to the StarSight Agreement.

     12.5.3 The parties hereto acknowledge the existence of Section 1542 of the Civil Code of the State of California which reads as follows:

     "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED SETTLEMENT WITH THE DEBTOR."

     The parties to this Agreement hereby respectively waive and relinquish all rights and benefits under Civil Code Section 1542 and any law or legal principal of similar effect in any jurisdiction with respect to the release granted herein.

     12.5.4 The parties to this Agreement mutually acknowledge and agree that the terms of this Section 12.5 are intended as a settlement and compromise of disputed claims and nothing in this Agreement shall be deemed as an admission of wrongdoing or liability by either party for any purpose.

     12.6 Each party as "Granting Party" grants to the other party the right to obtain upon request and to the extent and subject to the terms and conditions under which the Granting Party has the right to do so at the time of such request, a license of or within the scope granted herein with respect to any patent which would otherwise qualify as a Licensed Patent of the Granting Party, but for payment to third parties as set forth in the definition of Licensed Patents. Such license shall be granted under a separate agreement at a royalty rate or other payment payable by the Granting Party to a third party for granting of such license or the exercise of rights thereunder.

     12.7 Payments, Notices and Other Communications

     12.7.1 All notices and other communications required or permitted under this Agreement shall be in writing and shall be given in one of the following ways:

          (i)   by overnight courier;
          (ii)  by registered or certified mail; or
          (iii) by facsimile followed by registered or certified mail.

     Such notices shall be delivered to the parties at the following addresses (or at such other address as a party may specify by written notice to the other);

     If to Gemstar:

          Gemstar International Group Limited
          c/o StarSight Telecast, Inc.
          396 Liberty Street, 3rd Floor
          Fremont, California  94538
          Fax Number (510) 657-5022
          Attn:  Brian Klosterman

     If to Microsoft:

          Microsoft Corporation
          One Microsoft Way
          Redmond, WA 98052-6399
          United States of America
          Facsimile: (206) 936-7329
          Attention:   Thomas F. Gershaw
                       Group Product Manager
                       Consumer Platforms Division

     With a copy to:

          Law and Corporate Affairs (same address)

     Either party may change its address by a notice given to the other party in the manner set forth above. Notices and communications shall be deemed to have been given upon receipt when delivered personally or by overnight courier, or ten (10) days after posting if sent by registered or certified mail; or upon receipt by facsimile, provided the original copy is received by registered or certified mail within ten (10) days after facsimile transmission.

     12.7.2 Royalty reports, as described in Section 6.2, shall be sent by overnight delivery, or faxed and then mailed within five (5) days as set forth below.

If to Gemstar:

             Gemstar International Group Limited
             c/o StarSight Telecast, Inc.
             396 Liberty Street, 3rd Floor
             Fremont, California  94538
             Fax Number (510) 657-5022
             Attn:  Brian Klosterman

If to Microsoft

             Microsoft Corporation
             One Microsoft Way
             Redmond, WA  98052-6399

             Attn:  Special Agreements/ Dept. 551
             Fax number (206) 936-5401

     12.7.3 All payments by Microsoft as set forth in Section 6.1 shall be paid via automated clearing house payment, check sent by overnight delivery or bank wire transfer to:

                                      [*]

     12.7.4 All payments by Gemstar as set forth in Section 6.1 shall be paid via automated clearing house payment, check sent by overnight delivery or bank wire transfer to:

                                      [*]

     12.8  Partial Invalidity.  If any provision of this Agreement shall be
           ------------------
found or held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed or enforced, the remainder of this Agreement shall be valid and enforceable, and the parties shall use their best efforts to negotiate a substitute valid and enforceable provision that most nearly effect the parties' intent in entering into this Agreement.

     12.9  Governing Law.  The validity, construction, and performance of this
           -------------
Agreement shall be governed by and interpreted in accordance with the laws of the State of California, USA, without regard to conflicts of laws provision.

     12.10  Section Headings.  The heading to sections and this Agreement are to
            ----------------
facilitate reference only and do not form a part of this Agreement, and shall not in any way affect the interpretation thereof.

     12.11  Entire Agreement.  The terms and conditions herein contained
            ----------------
constitute the entire agreement between the parties regarding the subject matter hereof, and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof. No modification, alteration, addition or change in the terms hereof shall be binding on either party hereto unless reduced to writing and duly executed by the parties in the same manner as the execution of this Agreement.

     In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the dates set forth below.

Microsoft:                             Gemstar:

Microsoft Corporation                  Gemstar International Group Limited

By:________________________________    By:____________________________________
   Craig J. Mundie
   Senior Vice President
   Consumer Platforms Division

Date:______________________________    Date:__________________________________


                                       StarSight:

                                       StarSight Telecast, Inc.


___________________________________    By:____________________________________



___________________________________    Date:__________________________________


__________
[*] Confidential Treatment Requested.

                                   Appendix A

                      Microsoft Deliverables and Schedule


     1.   Deliverables Defined

     Microsoft shall deliver to Gemstar at least one copy of each Microsoft EPG Product and associated development tool (e.g., software developer kit ("SDK") and driver developer kit ("DDK"))("EPG Development Tools") as such products and tools become available, as determined by Microsoft. Microsoft shall deliver the Microsoft EPG Products and EPG Development Tools in pre-release and final Versions.

     2.   Schedule for Delivery

     To be agreed upon by the parties.

     3.   License Grant

     The license grants for each Microsoft EPG Product and EPG Development Tool shall be the standard Microsoft license grants for such products and tools. At a minimum, however, the Gemstar shall be entitled to and is hereby granted at least the following license rights with respect to each Microsoft EPG Product and EPG Development Tool:

     3.1  Microsoft EPG Products.  Microsoft grants Gemstar the following
          ----------------------
limited, non-exclusive rights:

     Gemstar may use the Microsoft EPG Products to design, develop, and test Gemstar products and services and associated development tools and infrastructure products for use with Microsoft EPG Products, EPG Development Tools and infrastructure products.

     3.2  EPG Development Tools.  Microsoft grants Gemstar the following
          ---------------------
limited, non-exclusive rights:

     a.  Software Product.  Gemstar may install and use the EPG Development
         ----------------
Tools to design, develop, and test software application products for use with Microsoft EPG Products ("Application").

     b.  Sample Code.  Gemstar may modify the sample source code located in the
         -----------
EPG Development Tools "samples" directories ("Sample Code") to design, develop, and test Gemstar's Application. Gemstar may also reproduce and distribute the Sample Code in object code form along with any modifications it makes to the Sample Code, provided that Gemstar complies with the Distribution Requirements described below. For purposes of this section, "modifications" shall mean enhancements to the functionality of the Sample Code.

     c.  Redistributable Code.  Portions of the EPG Development Tools are
         --------------------
designated as "Redistributable Code."

     d.  Distribution Requirements.  Gemstar may copy and redistribute the
         -------------------------
Sample Code and/or Redistributable Code (collectively "Redistributable Components") as described above, provided that (i) Gemstar distributes the Redistributable Components only in conjunction with, and as a part of, its Application; (ii) Gemstar's Application adds significant and primary functionality to the Redistributable Components; (iii) the Redistributable Components only operate in conjunction with Microsoft EPG Products; (iv) Gemstar does not permit further redistribution of the Redistributable Components by its end-user customers; (v) Gemstar does not use Microsoft's name, logo, or trademarks to market its Application; (vi) Gemstar includes a valid copyright notice on its Application; and (vii) Gemstar agrees to indemnify, hold harmless, and defend Microsoft from and against any claims or lawsuits, including attorneys' fees, that arise or result from the use or distribution of its Application, except to the extent such claims or lawsuits arise as a consequence of the Microsoft Deliverables.

     e.   Pre-Release Code.  In the event, the EPG Development Tools contain
          ----------------
pre-release code, then Gemstar is hereby advised that is not at the level of performance and compatibility of the final, generally available, product offering. These portions of the EPG Development Tools may not operate correctly and may be substantially modified prior to first commercial shipment. Microsoft is not obligated to make this or any later version of the EPG Development Tools commercially available. Microsoft grants Gemstar the right to distribute test versions of its Application created using the pre-release code provided Gemstar complies with the Distribution Requirements described in Section 3.2(d) of this Appendix A and the following additional provisions: (i) Gemstar must mark the test version of its Application "BETA" and (ii) Gemstar is solely responsible for updating its customers with versions of its Application that operate satisfactorily with the final commercial release of the pre-release code.

     4.   Support

     In addition to such direct support from Microsoft technical personnel as Microsoft deems necessary, support for StartSight's use of the Microsoft Deliverables shall be in accordance with Microsoft's standard support offerings.

                                   Appendix B

                       Gemstar Deliverables and Schedule


     1.   Deliverables Defined

          Gemstar shall deliver to Microsoft technical information, trade secrets and specifications regarding extraction of Gemstar's data stream from VBI, decryption of the Gemstar data stream, Gemstar data formats and other technologies, all as Gemstar deems necessary, to facilitate the compatibility of Microsoft EPG Products with Gemstar's data and transmission network and to assist Microsoft in the development of the Gemstar Data Loader and a data security mechanism (collectively "Gemstar Deliverables"). Microsoft shall own the Gemstar Data Loader developed pursuant to Section 4.10.

     2.   Schedule for Delivery

     To be agreed upon by the parties.

     3.   License Grant

     Gemstar grants Microsoft the following limited, non-exclusive rights:
Microsoft may use the Gemstar Deliverables to design, develop, and test Microsoft EPG Products and associated development tools and infrastructure products for use with Gemstar products and services.

     4.   Support

     In addition to such direct support from Gemstar technical personnel as Gemstar deems necessary, support for Microsoft's use of the Gemstar Deliverables shall be in accordance with Gemstar's standard support offerings.

                                   Appendix C

                            Gemstar Licensed Patents
                    United States Utility and Design Patents
                      Patents Owned or Licensed by Gemstar


---------------
      5,307,173
---------------
      5,335,079
---------------
      5,382,983
---------------
      5,475,382
---------------
      5,515,173
---------------
      5,532,732
---------------
      5,539,391
---------------
      5,552,837
---------------
      5,553,123
---------------
      5,559,550
---------------
      5,600,711
---------------
      5,673,089
---------------
      5,488,409
---------------
      5,523,794
---------------
      5,543,852
---------------
      5,581,614
---------------
      5,621,579
---------------
      5,659,367
---------------
      5,499,103
---------------
      5,512,963
---------------
      5,541,738
---------------
      5,543,929
---------------
      5,640,484
---------------
      5,502,694
---------------
      5,566,528
---------------
      5,619,383
---------------
      5,677,895
---------------
      5,706,145
---------------
      4,908,713   (Claims 1-18)
---------------
      5,505,815
---------------
      5,568,272
---------------
      5,414,756
---------------
      4,706,121
---------------
      4,977,455
---------------
      5,151,789
---------------
      5,353,121
---------------
      5,479,266
---------------
      5,479,268
---------------
      5,532,754
---------------
      5,550,576
---------------
      5,619,274
---------------
      5,684,525
---------------
        338,202
---------------
        338,203
---------------

        336,417
---------------
        349,118
---------------
        346,169
---------------
        346,268
---------------
        364,166
---------------
        377,797
---------------

                                      E-2